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                                                                     EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         GLOBAL TELESYSTEMS GROUP, INC.


                 GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

                 1. The name of the Corporation is Global TeleSystems Group, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of Delaware was September 30, 1993.

                 2. This Certificate of Amendment sets forth amendments to the Certificate of Incorporation of the Corporation that were duly adopted by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. Written notice of the taking of corporate action shall be given promptly in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

                 3. The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                          "FOURTH:  The total number of shares of capital stock
                 which the Corporation shall have authority to issue is 145,000,000 (one hundred forty-five million) shares, of which there shall be 135,000,000 (one hundred thirty-five million) shares of common stock, par value $0.10 per share, and 10,000,000 (ten million) shares of preferred stock, par value $0.0001 per share.

                          Upon this Certificate of Amendment to the Certificate
                 of Incorporation becoming effective (the "Effective Time"), each of the Corporation's common shares, par value of $0.0001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 1 1/2 (one and one-half) common shares, par value $0.10 per share, of the Corporation (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time
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                 represented outstanding shares of Old Common Stock (the "Old
                 Certificates") shall be entitled to receive upon surrender of such Old Certificates to the Corporation or its transfer agent, if any, for cancellation a certificate or certificates (the "New Certificates") representing such number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued by the Corporation as a result of the stock split contemplated hereby. In lieu thereof, each stockholder whose shares of Old Common Stock are not exchangeable for whole shares to accomplish the split contemplated herein will receive one additional share of New Common Stock in place of the fractional share that such stockholder would otherwise be entitled to as a result of such stock split. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates shall be issued shall be compiled on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation or its transfer agent, if any, determines that a holder of Old Certificates has not tendered all of such holder's certificates for exchange, the Corporation or its transfer agent, if any, shall carry forward any fractional share until all certificates of that holder have been presented for exchange. If any new Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation or its transfer agent, if any, that such taxes are not payable.

                          From and after the Effective Time, the amount of
                 capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be increased to an amount equal to such aggregate par value, until thereafter reduced or increased in accordance with applicable law.

                          To the extent the Corporation has reserved shares
                 pursuant to any employee benefit plan or to cover outstanding warrants, options, or securities convertible into or exercisable or exchangeable for common stock ("Reserved Shares"), at the Effective Time, the Corporation shall reserve additional shares
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                 up to a number that is one and one-half times the number of
                 Reserved Shares ("New Reserved Shares")."

                 IN WITNESS WHEREOF, GLOBAL TELESYSTEMS GROUP, INC. has caused this certificate to be signed by Grier C. Raclin, its Senior Vice President and General Counsel, and attested by Arnold Y. Dean, its Assistant Secretary, this 1st day of December, 1997.


                                        GLOBAL TELESYSTEMS GROUP, INC.



                                        By: /s/ Grier C. Raclin
                                            ----------------------------------
                                        Name:  Grier C. Raclin
                                        Title: Senior Vice President and
                                               General Counsel


ATTEST:

By: /s/ Arnold Y. Dean
    ---------------------------
Name:  Arnold Y. Dean
Title: Assistant Secretary